Sub-Item 77I: Terms of New or Amended Securities
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Effective February 27, 2012, the Goldman Sachs Rising Dividend Growth Fund
(the Fund) commenced offering Class A, Class C, Institutional, Class IR and Class R Shares.

The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Fund are described in Post-Effective Amendment No. 311 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on February 27, 2012 (Accession No. 0000950123-12-003203). Amendment No. 64 to the Trusts Agreement and Declaration of Trust, dated September 27, 2011, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit (a)(65) to Post-Effective Amendment No. 291 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 16, 2011 (Accession No. 0000950123-11-103315).